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                                                                       EXHIBIT 3

                       AGREEMENT FOR PURCHASE AND SALE OF
                                 PROMISSORY NOTE


         THIS AGREEMENT FOR PURCHASE AND SALE OF PROMISSORY NOTE
("Agreement") is made and entered into this 28th day of May, 1999, by and between Celebrity, Inc., a Texas corporation ("Celebrity") and RHP Real Estate, Ltd., a Texas limited partnership, and Nina Ruth Patterson Harris, in her capacity as Trustee of the Residuary Trust Created Under the Last Will and Testament of Robert H. Patterson, Sr., Deceased (collectively "Buyer").


         WHEREAS, Celebrity is the owner and holder of a promissory note dated April 22, 1999, executed by Crest Properties, Ltd., as Maker, payable to the order of Celebrity, Inc. in the principal face amount of $1,036,215.91 (the "Note"); and


         WHEREAS, Celebrity desires to sell and assign the Note to Buyer on the terms hereinafter set forth; and


         WHEREAS, Buyer desires to purchase the Note from Celebrity on the terms hereinafter set forth.


         NOW, THEREFORE, for and in consideration of the premises, Celebrity and Buyer hereby represent, stipulate, covenant and agree as follows:

1. Agreement to Purchase and Sell; Purchase Price. Celebrity agrees to sell and assign the Note to Buyer, and Buyer agrees to purchase the Note from Celebrity, for a purchase price equal to the balance of unpaid principal and unpaid accrued interest remaining due on the Note on the date that the purchase and sale of the Note is consummated. The purchase price shall be payable in cash.

2. Documents to be Delivered by Celebrity. Upon payment of the purchase price, Celebrity shall (i) endorse the Note "Pay to the order of RHP Real Estate, Ltd. and Nina Ruth Patterson Harris, Trustee of the Residuary Trust Created Under the Last Will and Testament of Robert H. Patterson, Sr., Deceased, without recourse"; (ii) deliver to Buyer the original of the endorsed Note; and (iii) execute and deliver to Buyer an Assignment (in form and substance satisfactory to Buyer) of all liens and security interests securing payment of the Note including, without limitation, the vendor's lien and the Deeds of Trust as defined and described in the Note.



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3.       Subordination Agreement. Buyer acknowledges, stipulates and agrees that the Note is, and shall remain, subject to the terms and provisions of that certain Subordination Agreement executed by Celebrity in favor of Merrill Lynch Business Financial Services Inc., dated April 16, 1999, a true, correct and complete copy of which is attached hereto and made a part hereof. Upon purchase of the Note, Buyer shall succeed to, and shall be bound by, the obligations of Celebrity under the terms of the said Subordination Agreement.

4. Closing of Sale. Purchase and sale of the Note shall be consummated within ten (10) days after Merrill Lynch Business Financial Services Inc. consents in writing to the sale and assignment of the Note to Buyer. If such consent is not received on or before May 28, 1999, then this Agreement shall automatically terminate, whereupon neither Celebrity nor Buyer shall thereafter have any rights or obligations under this Agreement.

5. Representations and Warranties. As a material inducement to Buyer to purchase the Note, Celebrity hereby represents and warrants to Buyer that:

         a. A true, correct and complete copy of the Note is attached hereto and made a part hereof, and the Note has not been modified or amended;

         b. Celebrity is the sole legal and equitable owner and holder of the Note;

         c. No payments of principal or interest have been made on the Note, and the unpaid principal balance of the Note is $1,036,215.91;

         d. The maker of the Note is not in default under the terms of the Note or under the Deeds of Trust securing payment of the Note; and

         e. The Note is not subject to any liens, security interests, claims or encumbrances, except for the Subordination Agreement attached hereto.

         Celebrity warrants that the foregoing representations and warranties shall be true on the date that purchase and sale of the Note is consummated. Except for the foregoing express representations and warranties, sale of the Note shall be without recourse.

6. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the purchase and sale of the Note; there are no verbal agreements between the parties; and this Agreement can be amended only by signed written agreement of Celebrity and Buyer.

7. Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed for all purposes by the laws of the State of Texas and the laws of the United States applicable to transactions wholly within the State of Texas.

8. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Celebrity, Buyer and their respective successors and assigns.


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         EXECUTED as of the month, day and year first stated above.


CELEBRITY, INC.


By: /s/ LYNN SKILLEN
    -----------------------------------------
    Lynn Skillen, Vice President


RHP REAL ESTATE, LTD., Acting By and
Through its General Partner,
RHP Management, LLC


By: /s/ ROBERT H. PATTERSON, JR..
    -----------------------------------------
    Robert H. Patterson, Jr., President



/s/ NINA RUTH PATTERSON HARRIS
---------------------------------------------
Nina Ruth Patterson Harris, in her capacity
As Trustee of the Residuary Trust created
Under the Last Will and Testament of
Robert H. Patterson, Sr., Deceased